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                                                                    EXHIBIT 11.1

                              UOL PUBLISHING, INC.

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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
                                                                         YEARS ENDED DECEMBER 31,
                                                                 -----------------------------------------
                                                                   1994           1995            1996
                                                                 ---------     -----------     -----------
Net loss per share:
Weighted average shares of common stock outstanding............    417,055         771,171         997,958
Shares of Series A and Series B Preferred Stock and Preferred
  Stock Dividends issued during the twelve month period prior to the initial filing of the S-1 (using the treasury stock
  method)......................................................    187,787         187,787         174,440
Shares of Common Stock issued during the twelve month period prior
  to the initial filing of the S-1 (using the treasury stock
  method)......................................................      2,098           2,098           1,932
Common equivalent shares from options, warrants and convertible debt issued during the twelve month period prior to the
  initial
  filing of the S-1 (using the treasury stock method)..........    117,976         117,976         108,634
                                                                 ---------     -----------     -----------
Total..........................................................    724,916       1,079,032       1,282,964
                                                                 =========     ===========     ===========
Net loss.......................................................  $(687,258)    $(2,239,641)    $(4,640,703)
Accrued dividends to preferred stockholders....................         --        (174,889)       (330,706)
                                                                 ---------     -----------     -----------
Net loss available to common stockholders......................  $(687,258)    $(2,414,530)    $(4,971,409)
                                                                 =========     ===========     ===========
Net loss per share to common stockholders......................  $   (0.95)    $     (2.24)    $     (3.88)
                                                                 =========     ===========     ===========
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